SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

April 14, 2014

Date of Report (Date of earliest event reported)

Endurance Specialty Holdings Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	1-31599	98-0392908
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Wellesley House, 90 Pitts Bay Road

Pembroke HM 08, Bermuda

(Address of principal executive offices, including zip code)

(441) 278-0440

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

In connection with the Proposal (as defined and described below) made by Endurance Specialty Holdings Ltd. (the “Company”) to Aspen Insurance Holdings Limited (“Aspen”) on April 14, 2014, the Company will present information to shareholders of Aspen or the Company and other persons. A copy of the presentation is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Such presentation is being furnished for informational purposes only and is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended. Registration statements or other documents filed with the U.S. Securities and Exchange Commission shall not incorporate such presentation or any other information set forth in this Item 7.01 by reference, except as otherwise expressly stated in such filing. This Current Report on Form 8-K will not be deemed an admission as to the materiality of any information in the report that is required to be disclosed solely by Regulation FD.

Item 8.01.	Other Events.

On April 14, 2014, the Company issued a press release announcing that the Company had delivered to the Board of Directors of Aspen a written proposal to acquire all of the outstanding common shares of Aspen for $3.2 billion, or $47.50 per Aspen share, with a combination of cash and Company common shares (the “Proposal”). The Board of Directors of the Company has unanimously approved the submission of the Proposal to the Aspen Board of Directors. A copy of the press release is attached hereto as Exhibit 99.2 and incorporated by reference herein. The description contained herein of the Proposal and the transactions contemplated thereby is not complete and is qualified in its entirety by reference to the letter describing the Proposal contained in the press release.

Item 9.01.	Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Investor Presentation, dated April 14, 2014

99.2	Press Release, dated April 14, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 14, 2014

By:	/s/ John V. Del Col
Name:	John V. Del Col
Title:	General Counsel & Secretary